FOR IMMEDIATE RELEASE - June 21, 2006

CONCORDE CAREER COLLEGES, INC. ANNOUNCES
ACQUISITION BY LIBERTY PARTNERS

Mission, Kansas - Concorde Career Colleges, Inc. (“Concorde”) announced today it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with an affiliate of Liberty Partners, a private equity firm based in New York City. Under the Merger Agreement, Concorde will become a wholly-owned subsidiary of the Liberty affiliate, and each share of issued and outstanding common stock of Concorde will be converted into the right to receive $19.80 in cash. This represents an approximate thirty four percent (34%) premium over Concorde’s closing stock price on June 21, 2006, and total merger consideration of approximately $114.5 million.

Concorde’s board of directors has unanimously approved the Merger Agreement. The merger is expected to be consummated during the third quarter of 2006, subject to the satisfaction of certain conditions to closing, including, but not limited to, the requisite approval of the stockholders of Concorde and receipt of applicable regulatory approvals. A special meeting of Concorde’s stockholders to consider the transaction will be scheduled as soon as practicable following review of Concorde’s proxy materials by the Securities and Exchange Commission. Concorde's board of directors has recommended that stockholders approve and adopt the Merger Agreement.

In connection with the execution of the Merger Agreement, certain stockholders of Concorde who collectively hold approximately 35% of its outstanding shares, including Chief Executive Officer Jack L. Brozman and entities affiliated with Camden Partners, entered into Stock Voting Agreements, pursuant to which each agreed, among other things, to vote in favor of the transactions contemplated by the Merger Agreement. In addition, Mr. Brozman has agreed to remain as President of Concorde after the merger.

In the transaction, BMO Capital Markets (formerly Harris Nesbitt) acted as Concorde’s financial advisor and Stifel, Nicolaus & Company provided a fairness opinion to Concorde’s board of directors.

The law firm of Bryan Cave LLP is representing Concorde and the law firm of Blank Rome LLP is representing Liberty Partners in the transactions.

Concorde, headquartered in Mission, Kansas, owns and operates proprietary, postsecondary institutions at 12 locations in 7 states. Its vocational training programs are primarily in the allied health field.

According to Jack L. Brozman, CEO of Concorde, “This transaction will provide continuity for our students and employees, create more opportunities for Concorde to provide the highest level of service and allow our outstanding schools to become even better. ”

Yvonne Marsh, a Managing Director at Liberty Partners, stated, “We are very excited at the prospect of adding Concorde to our existing portfolio of high quality education-oriented companies. Through Liberty Higher Education LLC, our post-secondary education holding company, we can provide Concorde’s strong management team with additional operational and regulatory expertise.” Timothy Foster, the CEO of Liberty Higher Education, added, “I look forward to being associated with these schools as they provide students with a valuable educational experience that prepares them for rewarding lifelong careers in healthcare.”

Liberty Partners is a New York-based private equity firm that specializes in investments in manufacturing, business services, and education-related companies. Since its founding in 1992, the firm has committed over $1 billion to more than 45 transactions, including commitments of over $250 million to investments in elementary and post-secondary education.

Camden Partners is a Baltimore-based private equity firm focused on business service, healthcare and education investments. The firm has significant investments in K-12 schools, post-secondary colleges, testing and assessment and IT training segments of education.

Concorde stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Concorde, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Concorde Career Colleges, Inc., 5800 Foxridge Drive, Suite 500, Mission, Kansas 66212, Attention: Investor Relations.

The directors and executive officers of Concorde and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Concorde's directors and executive officers is available in Concorde’s most recent proxy statement and annual report filed with the SEC by Concorde on April 12, 2006 and March 13, 2006, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Concorde intends that all such statements be subject to the "safe-harbor" provisions of that Act. Such statements include, but are not limited to, possible difficulties in obtaining regulatory approvals and the possible failure to occur of other conditions to closing the transactions contemplated in the Merger Agreement. Concorde undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Contact: Jack Brozman or Paul Gardner at 913-831-9977